Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

This Commercial Manufacturing and Supply Agreement (this “Agreement”) is entered into by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation, having a principal office at 5301 Stevens Creek Blvd., Santa Clara, CA 95051 (“Agilent”) and IVERIC BIO, INC., a Delaware corporation, having a principal office at 8 Sylvan Way, Parsippany, NJ 07054 (“Customer”) effective as of March 14, 2023 (the “Effective Date”). Agilent and Customer are each referred to herein as a “Party” and together as the “Parties”.

In consideration of the mutual covenants and promises set forth herein, the Parties hereby agree as follows:

1.SCOPE OF AGREEMENT
This Agreement, together with the Quality Agreement (as defined below) specifies the terms and conditions under which Agilent will manufacture and supply the Product (as defined below) to Customer and perform Manufacturing Services (as defined below) for Customer for commercial purposes.

2.DEFINITIONS
The following capitalized terms will have the meanings given for the purposes of this Agreement:
2.1“[**] Process” means the manufacturing process for the Product with a nominal scale of [**], it being understood that the exact size of such scale may change as such process is developed.
2.2“[**] Process” means the manufacturing process for the Product anticipated to have a nominal scale of [**], it being understood that the exact size of such scale may change as such process is developed.
2.3“Affiliate” means any business entity which directly or indirectly controls, is controlled by, or is under common control with any Party to this Agreement. A business entity shall be deemed to “control” another business entity if (i) it owns, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or (ii) it has the de facto ability to control or direct the management of such business entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a Party of fifty percent (50%) or more, “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction; provided, however, that there is de facto ability to direct or control its management.
2.4“Anti-[**] Aptamer” means (i) an Aptamer that binds to [**] and (ii) all intermediates thereof.
2.5“Active Pharmaceutical Ingredient (API)” has the meaning set forth in the Quality Agreement.
2.6“Agilent Supply Interruption” has the meaning set forth in Section 4.10.
2.7“Agilent IP” has the meaning set forth in Section 9.2.2.
2.8“[**]” has the meaning set forth in Section [**].
2.9“Aptamer” means (i) any pegylated or unpegylated naturally or non-naturally occurring oligonucleotide that binds to a Target and (ii) any pegylated or unpegylated oligonucleotide Derived from an oligonucleotide of clause (i) that binds to a Target.
2.10“Batch” means a specific quantity of Product with a specified yield mutually agreed upon between Customer and Agilent as set forth in a Purchase Order that (a) is intended to have uniform character and quality within specified limits, and (b) is Processed according to a single manufacturing order during the same cycle of manufacture.
2.11“Batch Documentation” has the meaning set forth in the Quality Agreement.
2.12“Batch Production Record” has the meaning set forth in the Quality Agreement.
2.13“Binding Forecast” has the meaning set forth in Section 4.1.1.
2.14“Certificate of Analysis” has the meaning set forth in the Quality Agreement.
2.15“Certificate of Compliance” has the meaning set forth in the Quality Agreement.

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2.16“cGMP” has the meaning set forth in the Quality Agreement.
2.17“Change Management” means the procedure set forth in the Quality Agreement.
2.18“Confidentiality Agreement” has the meaning set forth in Section 14.1.
2.19“Cost” has the meaning set forth in Section 3.3.6.
2.20“Customer IP” has the meaning set forth in Section 9.3.1.1.
2.21“[**]” has the meaning set forth in Section [**].
2.22“[**]” has the meaning set forth in Section [**].
2.23“Deficiency Amount” has the meaning set forth in Section 4.11.1.
2.24“Derived” means identified, obtained, developed, created, synthesized, designed or resulting from, based upon, containing or incorporating or generated from or conjugated to or complexed with (whether directly or indirectly or in whole or in part).
2.25“Executed Batch Record” has the meaning set forth in the Quality Agreement.
2.26“Facility” means either of Agilent’s manufacturing facilities located at 5555 Airport Boulevard, Boulder, Colorado 80301 and at 7051 Eagle Blvd, Longmont, CO 80504, or such other manufacturing site agreed to by the Parties in writing.
2.27“FDA” means the United States Food and Drug Administration or any successor organization.
2.28“Finished Product” means any finished product incorporating the Product (including, for the avoidance of doubt, in any formulation or presentation, and whether in a pegylated or unpegylated form).
2.29“Good Condition” means that at the time of delivery to Customer’s carrier the Product supplied shall: (i) be the right Product; (ii) be in the right quantity in accordance with the manifest; (iii) be in the packaging agreed to by the Parties; (iv) be labeled in accordance with the Product registration; and (v) have no visible defect in the packaging or seal.
2.30“Independent Laboratory” means a laboratory independent of each Party, mutually agreed in writing between the Parties and competent to determine the matters referred to in Section 8.2.3.5.
2.31“Initial Term” has the meaning set forth in Section 13.1.
2.32“Intellectual Property” means, collectively, Patents, Marks, copyrights, Know-How, and any other intellectual property owned or licensed by a Party.
2.33“Kilo” means a kilogram of manufactured Active Pharmaceutical Ingredient, using a non-corrected, total, as-is weight.
2.34“Know-How” means all non-patented and proprietary: information, inventions, developments, techniques, materials, processes, manufactures, compositions of matter or methods of use and trade secrets, whether or not patentable or copyrightable. Know-How excludes (i) Patents and (ii) any of the foregoing which would be excluded from the definition of Proprietary Information under Section 5 of the Confidentiality Agreement.
2.35“Latent Defect” means (a) a failure of the Product to meet the Specification, or (b) Agilent's failure to manufacture the Product in accordance with cGMP, which failure or defect is (x) present at the time of delivery to Customer's carrier; (y) non-obvious and not reasonably susceptible to discovery upon receipt of the Product from Customer's carrier; and (z) subsequently detected by Customer. A Latent Defect excludes a failure or defect that (i) is attributable to a defect in the PEG delivered to Agilent by Customer for use in the Product, provided that such defect in the PEG was not discoverable by Agilent in the course of testing in accordance with Agilent's Standard Operating Procedure and provided that such defect in the PEG is not otherwise caused by Agilent’s negligence; (ii) is attributable to a fundamental chemical or stability defect in the Product and results in a change in the Product after delivery by Agilent; or (iii) is the result of further processing, storage, handling or use of the Product after delivery by Agilent.
2.36“[**]” has the meaning set forth in Section [**].
2.37“Long-Range Forecast” has the meaning set forth in Section 4.1.3.

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2.38“Manufacturing Services” means services, other than testing and other services that are performed as part of the manufacture and supply of Product, set forth in a Statement of Work to be performed by Agilent with respect to Product and Finished Product, including stability testing.
2.39“Manufacturing Standards” has the meaning set forth in Section 5.3.
2.40“Marks” means the trademarks, service marks, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying either Party or its products.
2.41“Master Batch Record” has the meaning set forth in the Quality Agreement.
2.42“Minimum Yield Requirement” means: (i) for the [**] Process, [**] of Product; and (ii) for the [**] Process, there is no applicable minimum yield requirement until mutually agreed by the Parties in writing. Upon completion of scale-up activities and [**] PPQ Batches for the [**] Process, the Parties agree to discuss in good faith a minimum yield requirement for such Process and if so agreed, the Parties will amend this Agreement (including supply deficiency terms) appropriately.
2.43“New Customer IP” has the meaning set forth in Section 9.2.1.
2.44“Non-Binding Forecast” has the meaning set forth in Section 4.1.2.
2.45“Patents” means patents, patent applications and any divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals or extensions thereof and any foreign counterpart of any of such U.S. patent rights.
2.46“PEG” has the meaning set forth in Section 3.2.
2.47“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other business entity.
2.48“Process” has the meaning set forth in Section 9.2.2.
2.49“Product” means the Aptamer described in Exhibit A and intermediates thereof.
2.50“Proprietary Information” has the meaning set forth in Section 14.1.
2.51“Purchase Order” means a written purchase order, in substantially the form agreed in good faith based on customary arrangements in the biotechnology industry, between Agilent and Customer, to be delivered by Customer to Agilent for the manufacture and supply of Product (including testing and other services performed as part of the manufacture and supply of Product) pursuant to this Agreement.
2.52“Quality Agreement” means the agreement by and between Agilent and Customer, executed by duly authorized representatives of each Party, setting forth the obligations of the Parties with respect to quality matters applicable to the commercial manufacturing and supply of the Product and Customer’s drug product testing under this Agreement.
2.53“Quarter” means a three (3) month period of each calendar year beginning, as applicable, January 1, April 1, July 1 or October 1.
2.54“Quarterly Product Batch Maximum” means (i) for the [**] Process, [**] Batches or (ii) for the anticipated [**] Process, [**] Batches.
2.55“Regulatory Approval” means any approval, notice, permit, license, consent, or similar requirements of any Regulatory Authority that are necessary for Customer’s commercial manufacture, distribution, and sale of the Finished Product.
2.56“Regulatory Authority” has the meaning set forth in the Quality Agreement.
2.57“Renewal Term” has the meaning set forth in Section 13.1.
2.58“Rolling Forecast” has the meaning set forth in Section 4.1.
2.59“[**]” has the meaning set forth in Section [**].
2.60“Specification” means the specification for the Product as set forth in Exhibit F, which specification may be amended from time to time in accordance with this Agreement.
2.61“Statement of Work” means any statement of work as mutually agreed to by the Parties for the performance of Manufacturing Services under this Agreement.

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2.62“Supply Deficiency” has the meaning set forth in Section 4.11.1.
2.63“Supply Failure” has the meaning set forth in Section 4.11.1.
2.64“Target” means a protein, cytokine, enzyme, receptor, transducer, transcription factor, antigen or any other non-nucleic acid molecule.
2.65“Term” has the meaning set forth in Section 13.1.
2.66“Third Party” means any Person who is not a Party or an Affiliate of a Party.

3.OBLIGATIONS OF THE PARTIES; STATEMENTS OF WORK
3.1Obligations of Agilent. Agilent will manufacture and supply the Product to Customer and perform the Manufacturing Services at the Facility in accordance with the terms of this Agreement, the Quality Agreement, any applicable Purchase Order or Statement of Work and in accordance with cGMP and all laws and regulations applicable to the manufacture and supply of the Product at the Facility and the performance of the Manufacturing Services. Agilent shall perform any testing and other services performed as part of the manufacture and supply of Product as well as the Manufacturing Services in a professional and workmanlike manner consistent with industry standards. Agilent will deliver the Product in accordance with the delivery dates set forth in each accepted Purchase Order and will perform the Manufacturing Services in accordance with the delivery dates and other terms set forth in each applicable Statement of Work.
3.2Obligations of Customer. Customer will provide Agilent with polyethylene glycol (“PEG”) in accordance with Section 3.3 and information and cooperation reasonably necessary for the manufacture and supply of the Product in accordance with this Agreement and the Quality Agreement.
3.3PEG.
3.3.1Initially during the Term, Customer will be responsible for the supply of PEG in sufficient amounts to enable Agilent to manufacture Product ordered by Customer hereunder. During the Term, the Parties will work together towards the goal of transitioning responsibility for the supply of PEG to Agilent, and with such transition, amend the Sections of this Agreement pertaining to PEG supply and the pricing for the Product accordingly, it being understood that factors outside of Agilent’s control (including the willingness of a PEG supplier to contract with Agilent) may affect Agilent’s ability to assume responsibility for the supply of PEG, and that any failure to do so shall not be considered a breach of this Agreement. While Customer is responsible for supply of PEG, the remaining provisions of Section 3.3 shall apply until they are so amended.
3.3.2Starting [**] and during the Term, Customer shall use commercially reasonable efforts to maintain a sufficient safety stock of PEG necessary for Agilent to manufacture the quantity of Product in the Binding Forecast over the next [**]; however, not maintaining such safety stock will not be, on its own, a breach of Customer’s obligations under this Agreement. If Customer does not maintain a sufficient safety stock of PEG or otherwise does not deliver PEG in sufficient amounts and by the required delivery dates to enable Agilent to manufacture any applicable Batch, including any Batch that Agilent manufactures to address a Supply Deficiency, such Batch shall be deemed to be cancelled by Customer and subject to the cancellation fees in Section 4.7.
3.3.3Customer shall deliver sufficient amounts of PEG to Agilent at least [**] but no more than [**] prior to the scheduled commencement of manufacture for the applicable Product. Customer shall use commercially reasonable efforts to enter into an agreement with [**] for supply of the PEG (the “PEG Supply Agreement”), or if and when Customer chooses, with another Third Party to obtain supply of PEG for the Product. For purposes of clarity, Customer may terminate the PEG Supply Agreement with [**]; provided that Customer has obtained an alternative source of supply of PEG. Notwithstanding any other provision herein, Agilent shall not be liable for any delays or supply failures associated with (i) Customer’s failure to supply PEG in sufficient amounts and by the required delivery dates to enable Agilent to manufacture Product ordered by Customer or (ii) termination of Customer’s PEG Supply Agreement with [**] and

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retention of an alternative source of supply of PEG. Customer shall reimburse Agilent for any reasonable direct costs incurred by Agilent to qualify any alternative source of supply of PEG. Customer shall immediately notify Agilent in writing if Customer reasonably anticipates any delay or shortfall in the supply of PEG in sufficient amounts to enable Agilent to manufacture Product ordered by Customer hereunder. In the event of cancellation or deferment of any Purchase Order due to Customer’s failure to supply sufficient amounts of PEG to enable Agilent to manufacture Product ordered by Customer hereunder, the cancellation fees set forth in Section 4.7 shall apply.
3.3.4PEG delivered shall be held by Agilent on behalf of Customer on the terms and conditions contained in this Agreement and in accordance with any mutually agreeable instructions provided by Customer (it being understood that Agilent shall be deemed to have agreed to any written instruction provided to Agilent regarding the handling of PEG if it has not objected to such instruction upon delivery of the PEG to Agilent). Customer shall maintain insurance for the PEG supplied by Customer with customary and adequate coverage amounts to cover damage to and risk of loss of PEG while at Agilent’s facility, using reputable national insurance carriers. Customer shall provide any such written instructions to Agilent at least [**] prior to delivery of the PEG. Upon receipt of the PEG, Agilent will promptly do a visual inspection of the PEG container to ensure it has not been compromised. Agilent will, promptly, but in no event later than [**] of receiving the PEG, notify Customer in writing in accordance with the Quality Agreement in the event that such visual inspection revealed that the PEG was compromised at the time of delivery or was, at the time of delivery, otherwise unusable to manufacture Product. Agilent will conduct raw material release testing of the PEG in accordance with the specification for the PEG consistent with the Quality Agreement. Agilent will provide Customer notice in writing in accordance with the Quality Agreement in the event that the PEG does not comply with the specification for the PEG. In the event that Agilent provides a notification in accordance with this Section 3.3.4, Agilent shall not be liable for any delays or supply failures associated with delivered PEG that, at the time of delivery, was compromised or, at the time of delivery, was otherwise unusable to manufacture Product ordered by Customer hereunder. Agilent acknowledges that all PEG delivered shall remain the property of Customer and Agilent shall clearly identify all such PEG in storage and in its books as goods belonging to Customer. Agilent shall not use any such PEG for any purpose other than for Customer under this Agreement. Agilent shall use first in – first out and first expiry – first out methods of usage and endeavor to use a minimum reasonable amount of PEG necessary to manufacture the Product (it being acknowledged and understood that due to PEG handling and other manufacturing practicalities, it is not possible for Agilent to use [**] percent ([**]%) of the PEG provided to Agilent in manufacturing of the Product).
3.3.5Subsequent to the completion of the validation Batches for the New Drug Application submission for the Finished Product, Agilent shall credit Customer for [**] percent ([**]%) of the invoiced cost of any PEG (which in no event shall be greater than $[**] per Kilo) and any associated freight fees and taxes in the event that such PEG cannot be used in the Processing of the Product as a result [**]. Agilent shall immediately inform Customer of any loss or damage to the PEG and promptly provide in writing all explanations and evidence relating thereto.
3.3.6Subsequent to the completion of the validation Batches for the New Drug Application submission for the Finished Product, Agilent shall [**] (i) [**]; (ii) [**]; (iii) [**]; or (v) [**], provided that [**] of this Section 3.3.6. For the purposes of [**] under this Section 3.3.6, the Parties agree that the [**] under this Section 3.3.6 shall be [**] with respect to [**] (a) [**]; (b) [**]; (c) [**]; and (d) [**] under this Section 3.3.6 for [**] as described in subsection (v) above shall be determined as follows: (w) [**]; (x) [**]; (y) [**]; and (z) [**].
3.3.7Agilent shall maintain up-to-date records of all PEG held in inventory and, within the [**] or at such other frequency as the Parties may agree, shall provide to Customer a complete and accurate list of all PEG held by it on the [**]. Such inventory list shall in particular specify the inventory balance of PEG at the relevant date. Agilent shall also provide Customer with written reports on a [**] basis reconciling the quantities of the

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PEG provided to and held by Agilent, the consumption of the PEG and the estimated yield losses in the Processing.
3.3.8In addition to the reports set forth in Section 3.3.7, Agilent shall provide to Customer the result of an inventory count to be carried out, under the joint supervision of Agilent and Customer, in accordance with Agilent's usual year end audit procedures, of all the PEG held by Agilent as of [**] (or such other date as the Parties may agree) of each calendar year, such report to be delivered on or before [**] after such date, or within such other time as the Parties may agree. Agilent shall be responsible for all discrepancies (such as, for example, missing quantities) not accounted for during such yearly inventory count or in connection with the monthly inventory report without regard to the reason for the discrepancy. Each Party shall pay for its own fees under this Section.
3.4Statements of Work.
3.4.1During the Term, Customer may request that Agilent perform Manufacturing Services. As mutually agreed by the Parties in a Statement of Work, each Party shall perform the obligations set forth in each Statement of Work. In the event of any inconsistency between this Agreement and a Statement of Work, the terms and conditions of this Agreement shall prevail, subject to the terms of Section 16(j). Agilent shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform such obligations in accordance with this Agreement and any applicable Statement of Work.
3.4.2Customer may propose changes to a Statement of Work (other than cancellation or deferment) at any time by a written request. Agilent shall consider all such requests in good faith and notify Customer within [**] of its receipt of such request of any proposed modifications to the price or delivery dates incurred as a direct result of the change. Upon Customer’s written acceptance of such proposal, the Statement of Work shall be deemed so modified.
3.5Exclusivity; Minimum Purchase Obligation.
3.5.1Subject to the following sentence, Agilent and its Affiliates will only supply Anti-[**] Aptamers or Finished Product to Customer and any Affiliate of Customer or Third Party designated by Customer during the Term and for the following periods after the Term: (a) if Agilent terminates this Agreement at the end of the Initial Term by giving notice of intent not to renew pursuant to Section 13.1, for a [**] period after the Term; (b) if Agilent terminates this Agreement at the end of the first Renewal Term by giving notice of intent not to renew pursuant to Section 13.1, for a [**] period after the Term; (c) if Customer terminates this Agreement at the end of the Initial Term or at the end of any Renewal Term by giving notice of intent not to renew pursuant to Section 13.1, for [**] period after the Term; (d) if Agilent terminates this Agreement pursuant to Sections 13.2(a) or 13.2(b) (whether during the Initial Term or any Renewal Term), for no additional period after the Term; (e) if Customer terminates this Agreement pursuant to Sections 13.2(a), 13.2(b), or 13.2(e) during the Initial Term, until the later of seven (7) years from the date of Regulatory Approval in the United States of a New Drug Application for the Finished Product or for a [**] period after the Term; (f) if Customer terminates this Agreement pursuant to Sections 13.2(a), 13.2(b), or 13.2(e) during the first or second Renewal Term, for a [**] period after the Term; (g) if Customer terminates this Agreement pursuant to Section 13.2(d), for [**] period after the Term; and (h) if Agilent terminates this Agreement after the second Renewal Term by giving notice of intent not to renew pursuant to Section 13.1, or if Customer terminates this Agreement pursuant to Sections 13.2(a), 13.2(b) or 13.2(e) during a third or subsequent Renewal Term, for a [**] period after the Term (collectively, as applicable, the “Exclusivity Period”). During the Term, the Exclusivity Period shall terminate at the end of a calendar year if Customer has not purchased a minimum of [**] of Product using the [**] Process or larger process scale (or an equivalent number of Batches using the [**] Process, which for purposes of this sentence, [**] Process Batches are deemed equivalent to one [**] Process Batch) in such calendar year, and if Customer has not purchased such minimum amount, Customer may elect to maintain the Exclusivity Period in accordance with this Section 3.5.1, at Customer’s sole discretion, by paying Agilent $[**] no later than [**] after the end of such calendar year. Agilent and

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Customer agree that if the Exclusivity Period terminates pursuant to the prior sentence such termination does not by itself affect the Parties’ obligations elsewhere in the Agreement or the continued effectiveness of this Agreement.
3.5.2Customer agrees that during the Term, Agilent shall be Customer’s supplier of at least [**] percent ([**]%) of Customer’s commercial manufacturing requirements of Product on an annual basis for use in the United States and any additional future jurisdictions as mutually agreed to by the Parties in writing, or such lesser amount in the event Agilent is unable to supply such [**]%) percent. If Customer does not order sufficient Product to meet such purchase requirement for any such calendar year during the Term, Customer shall have the right to cure such deficiency by ordering the missing quantity of Product during the [**] period following the end of such calendar year. Provided that Customer has cured such deficiency by ordering the missing quantity of Product during the [**] period following the end of such calendar year, such deficiency shall not be deemed a breach of this Agreement and Agilent shall not have the right to terminate this Agreement as a result of such deficiency. Upon [**] prior written notice to Customer, Agilent may, at its own expense, appoint an independent auditor to audit and examine Customer's books and records solely for the purpose of confirming Customer's compliance with the minimum purchase obligation in this Section 3.5.2, and such audit may be made no more than [**].

4.SUPPLY
4.1Forecasts. During the Term of this Agreement, Customer shall submit to Agilent’s designated representative a written rolling forecast based on the quarter the manufacture of Batches will start. Each written rolling forecast will include the quantity of Product described in Kilos and in number of Batches which Customer expects to order from Agilent using the [**] Process and the [**] Process (and any other process scale mutually agreed by the Parties) during the next [**] Quarters (the “Rolling Forecast”). The first Rolling Forecast, as mutually agreed by the Parties, is attached hereto in Exhibit B. Thereafter, on or before the first day of each Quarter during the Term, Customer shall submit a revised Rolling Forecast covering such Quarter and the following [**] Quarters, in accordance with this Section 4.1. Each Rolling Forecast consists of a Binding Forecast and Non-Binding Forecast as described below.
4.1.1Binding Forecast. The first [**] Quarters of each Rolling Forecast shall constitute a binding order for the quantity of Product specified in those [**] Quarters (together with any Quarters made binding pursuant to Section 4.1.2.1, the “Binding Forecast”). Customer shall submit the Binding Forecast for each Rolling Forecast subject to the following limitations: (a) the quantity of Product, described in Kilos and in number of Batches, forecast to be manufactured using the [**] Process and the [**] Process for Quarters [**] through [**] must match the quantity of Product forecast for Quarters [**] through [**] of the prior Quarter’s Rolling Forecast; (b) for each process scale, if not prohibited by Section 4.1.2.1, the quantity of Product forecast for the [**] Quarter of the Rolling Forecast may only increase by up to [**] percent ([**]%) or decrease by up to [**] percent ([**]%) relative to the quantity of Product forecast for the [**] Quarter of the prior Quarter’s Rolling Forecast, unless such [**] Quarter of the prior Quarter’s Rolling Forecast has been made binding pursuant to Section 4.1.2.1, in which case the quantity of Product forecast for such [**] Quarter will be equal to the [**] Quarter of the prior Quarter’s Rolling Forecast; (c) for the [**] Process, the total number of Batches forecast in any given calendar year cannot exceed [**] Batches; (d) for each process scale, the number of Batches forecast in any given Quarter cannot exceed the Quarterly Product Batch Maximum for that process scale; (e) the forecast quantity of Product in Kilos for each process scale for the Quarter must be a multiple of the estimated quantity of Product to be manufactured in one Batch for that process scale (i.e., forecasted quantities cannot be based on manufacture of partial Batches of Products); and (f) any increases in quantity of Product for any given Quarter relative to the forecast for such Quarter in the prior Quarter’s Rolling Forecast are subject to the availability of raw materials required for the manufacture of Product.
4.1.2Non-Binding Forecast. Quarters [**] through [**] of each Rolling Forecast (the “Non-Binding Forecast”) are non-binding except as set forth in Section 4.1.2.1 but are subject

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to the limitations set forth in this Section 4.1.2. Customer shall submit the Non-Binding Forecast for each Rolling Forecast subject to the following limitations: (a) the amount of Product forecast by Customer for each process scale and for each Quarter of the Non-Binding Forecast shall constitute Customer’s good-faith estimate of the amount of Product required by Customer for each such Quarter; (b) for each process scale, if not prohibited by Section 4.1.2.1, the quantity of Product forecast for the [**] through [**] Quarters of the Rolling Forecast may only increase by up to [**] percent ([**]%) or decrease by up to [**] percent ([**]%) relative to the amount forecast for such Quarter in the prior Quarter’s Rolling Forecast (i.e., the [**] through [**] Quarters of the prior Quarter’s Rolling Forecast, as applicable), unless such Quarter in the prior Quarter’s Rolling Forecast has been made binding pursuant to Section 4.1.2.1, in which case the quantity of Product forecast for such Quarter in the then-current Quarter’s Rolling Forecast will be equal to such Quarter in the prior Quarter’s Rolling Forecast; (c) for the [**] Process, the total number of Batches forecast in any given calendar year cannot exceed [**] Batches; (d) for each process scale, the number of Batches forecast in any given Quarter cannot exceed the Quarterly Product Batch Maximum for that process scale; (e) the forecast quantity of Product in Kilos for each process scale for the Quarter must be a multiple of the estimated quantity of Product to be manufactured in one Batch for that process scale (i.e., forecasted quantities cannot be based on manufacture of partial Batches of Products); and (f) any increases in quantity of Product for any given Quarter relative to the forecast for such Quarter in the prior Quarter’s Rolling Forecast are subject to the availability of raw materials required for the manufacture of Product.
4.1.2.1Right of First Refusal for Additional Quarters. At any time during the Term, if another customer of Agilent indicates willingness to reserve any manufacturing capacity during the [**] or [**] Quarters of the then-current Quarter’s Rolling Forecast, Agilent will submit a written request to Customer asking Customer to commit to converting some or all Batches forecast by Customer for such [**] or [**] Quarters to become binding. If Customer wishes to so commit, it shall respond in writing to Agilent within [**] of Agilent’s request that such Batches shall be deemed part of the Binding Forecast, and shall submit to Agilent Purchase Orders corresponding to such Batches within [**] of Customer’s writing in accordance with the last sentence of Section 4.2.1, and Agilent may not allocate such capacity to such other customer. If Customer responds in writing that it does not wish to so commit, or it does not respond in writing or submit Purchase Orders within the applicable periods, Customer’s Rolling Forecast for such [**] and/or [**] Quarters (as applicable) shall be deemed decreased by the amounts of such Batches, Customer may not increase the Product forecast for such Quarters for the remainder of the Rolling Forecast, and Agilent may allocate such capacity to any other customer; provided that, if such capacity later becomes available, Agilent will use commercially reasonable efforts to notify Customer and provide Customer such capacity.
4.1.3Long-Range Forecast. In addition to the Rolling Forecast, Customer shall submit to Agilent on or before [**] of each calendar year during the Term, a good-faith, non-binding, written, rolling forecast of the quantity of Product, described in Kilos and in number of Batches, which Customer expects to order from Agilent for delivery using the [**] Process and the [**] Process (and any other process scale mutually agreed by the Parties) during the following two periods relative to the time of such forecast: (a) Quarters [**] through [**] and (b) Quarters [**] through [**] (the “Long-Range Forecast”).
4.1.4Acceptance of Forecasts. With Customer’s submission of each Rolling Forecast, Customer shall conspicuously identify in writing any portion of the Rolling Forecast that does not comply with the requirements of this Agreement for such Rolling Forecast. Thereafter, Agilent shall notify Customer within [**] from receipt whether Agilent accepts or rejects such Rolling Forecast (if Agilent fails to notify Customer within that period, such Rolling Forecast is deemed to be accepted). If Agilent rejects a Rolling Forecast or any portion of such Rolling Forecast exceeds the Quarterly Product Batch Maximum or any other limitation on such Rolling Forecast, Agilent and Customer shall

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discuss in good faith how Agilent can meet Customer’s needs and Agilent will use commercially reasonable efforts to do so. Upon written agreement by the Parties for the amounts requested in any such Rolling Forecast, such Rolling Forecast shall be deemed to be accepted.
4.2Purchase Orders.
4.2.1Purchase Order Submission. Within [**] of the Effective Date of this Agreement, Customer shall submit to Agilent one Purchase Order for each Batch of Product comprising the quantities of Product forecast for the first [**] Quarters of the Binding Forecast, with the dollar amount of each such Purchase Order corresponding to the cost of the Batch as described in Section 6.1; provided that to the extent any such quantities have already been submitted in Purchase Orders by Customer before the Effective Date, those quantities do not need to be included in the initial Purchase Order hereunder. Thereafter, on or before the [**] of each Quarter during the Term, in conjunction with each Rolling Forecast to be submitted, Customer shall submit to Agilent additional Purchase Orders for each Batch of Product comprising the quantities of Product forecast for the [**] Quarter of the Rolling Forecast, unless Customer has already submitted such Purchase Orders pursuant to Section 4.1.2.1. Each Purchase Order shall specify the applicable process scale, the Quarter for start of manufacture, and the manner and address of delivery, all of which shall be subject to this Article 4.
4.2.2Acceptance of Purchase Orders. Agilent shall notify Customer as to whether any Purchase Order delivered pursuant to Sections 4.2.1 or 4.1.2.1 has been accepted or rejected within [**] following Agilent’s receipt of such Purchase Order, unless such Purchase Order exceeds Customer’s then current credit limit, in which case the [**] period shall be extended to [**]. Customer’s credit limit shall be reviewed by Agilent consistent with Agilent’s corporate policy, and adjusted as necessary, no more than [**] or upon any material change specific to Customer that would affect Customer’s ability to perform its obligations hereunder, and with each adjustment, Agilent shall notify Customer. Agilent may only reject a Purchase Order as follows: (i) the Purchase Order is not in compliance with this Agreement; (ii) the Purchase Order does not have a delivery address; or (iii) the Purchase Order does not comply with Agilent’s credit limit standards; provided that if Customer agrees to make an up-front pre-payment representing all or a portion of the amount due with respect to such Purchase Order as may be reasonably requested by Agilent, Agilent may not reject the Purchase Order on the basis that it does not comply with Agilent’s credit limit standards, which pre-payment shall be refunded to Customer by Agilent in the event Agilent fails to deliver Product for which the pre-payment was made. In the event that Agilent rejects a Purchase Order hereunder, Agilent shall notify Customer in writing within the [**] period or [**] period, as applicable, of the reasons why such Purchase Order was rejected by Agilent. Agilent’s failure to affirmatively reject a Purchase Order that meets the requirement of this Agreement within the applicable time limit will be deemed an acceptance of such Purchase Order. Customer may, at its option and within [**] after any such rejection, submit a revised Purchase Order.
4.2.3Fulfillment of Purchase Orders. Upon acceptance of a Purchase Order by Agilent, Agilent commits to deliver the applicable quantity of Product during the applicable Quarter of such Purchase Order. The Parties acknowledge and agree that Agilent may deliver Product up to [**] prior to and no later than [**] after the applicable delivery date set forth in the applicable Purchase Order.
4.3Advance Payments. Following acceptance of each applicable Purchase Order, Agilent may invoice Customer against such Purchase Order as follows: (a) an amount equaling [**] percent ([**]%) of the price of each applicable Batch at [**] prior to the start of manufacture of such Batch; and (b) an amount equaling [**] percent ([**]%) of the price of each applicable Batch at [**] prior to the start of manufacture of such Batch. Customer shall pay such invoices in accordance with Section 6.2. Agilent may revise such advance payment percentage based on changes to Customer’s credit limit as specified in Section 4.2.2. Agilent shall notify Customer in writing of any such changes to the advance payment percentage.
4.4Delivery and Acceptance. Subject to Section 8.2.2, Agilent will deliver the Product to the carrier selected by Customer. Shipment terms are EXW Agilent’s Facility (Incoterms 2020). Title and

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risk of loss will pass to Customer when the Product is delivered to Customer’s carrier. Customer is responsible for payment of all shipment costs, including any insurance necessary to guard against loss or damage during shipment. Acceptance shall occur upon delivery of the Product to Customer’s carrier. Upon shipment of Product, Agilent may invoice Customer for such Product against the Purchase Order for the Batch applicable to such Product (less any pre-paid amounts for such Product) and Customer shall pay such invoices in accordance with Section 6.2.
4.5Certificates. An appropriate Certificate of Analysis (which shall include a material safety data sheet) and Certificate of Compliance shall be provided with the shipment of each Batch delivered to Customer.
4.6Shipping Instructions. Customer will provide Agilent with packaging and shipping instructions including temperature requirements, temperature monitoring instructions and packaging specifications at the time it submits the applicable Purchase Order. Absent such instructions from Customer, Agilent shall package, label and ship the Product using Agilent’s standard shipping, packaging and procedures. Notwithstanding any other provision of this Agreement, Agilent will not be liable for any loss or damage caused by Agilent’s compliance with Customer’s packaging and shipping instructions or Customer’s failure to provide packaging and shipping instructions or any loss or damage caused by Customer’s carrier.
4.7Cancellation of Purchase Orders. Customer may cancel manufacture of Product under any Purchase Order or part thereof by providing Agilent with written notice thereof prior to the scheduled delivery date. For the avoidance of doubt, delivery dates for Product may not be deferred; any notice of deferment shall be deemed a notice of cancellation unless Agilent agrees otherwise as set forth in Section 4.8, which it shall have the right to decide in its sole discretion. Subject to Article 12 and the final sentence of this Section 4.7, upon cancellation of manufacture of Product that constitutes any part of a Binding Forecast, whether by Customer’s written notification or by Customer’s failure to supply sufficient quantities of PEG, if applicable, Agilent shall invoice Customer against the applicable Purchase Order for the applicable Batch(es) for an amount equal to the full amounts payable for such cancelled Product, less (a) any advance payments or other amounts previously paid by Customer applicable to such cancelled Product and (b) any raw material or pass-through costs applicable to such cancelled Product not yet incurred by Agilent. Customer shall pay such invoices in accordance with Section 6.2. However, in the event that Agilent is able to use any raw material purchased under a cancelled Purchase Order for another Purchase Order of Customer or for another customer within [**] after the date of the scheduled commencement for manufacture of the cancelled Batch(es), Agilent will issue a credit to Customer for the cost of such raw materials which Customer may apply to any future unpaid invoices. Notwithstanding anything to the contrary herein, if Agilent is unsuccessful with scale up activities for the [**] Process as set forth in the Project Proposal dated [**] for the [**] for Customer and Customer cancels GMP manufacture activities in accordance with such Project Proposal, then the Batches and related stability studies ordered by Customer for the [**] Process (including the Batches set forth in such Project Proposal and any other Batches under Binding Forecast or ordered by Customer at such scale under this Agreement) are deemed to be cancelled without any additional fee or penalty and Agilent shall refund Customer all advance payments made by Customer for such Batches and related stability studies, less any amounts for costs incurred by Agilent prior to the effective date of cancellation.
4.8Deferments of Purchase Orders. If Customer wishes to defer manufacture or delivery of any Purchase Order or part thereof, Customer shall provide Agilent with written notice thereof with as much notice as practical prior to the scheduled delivery date. Agilent will review any request for deferment in good faith, but shall not be obligated to agree to any deferment. Agilent may request a reasonable deferment fee as a condition of agreeing to defer delivery of any Purchase Order or part thereof if such deferment would materially impact Agilent’s manufacturing obligations to any other customer.
4.9Safety Stock.
4.9.1Agilent shall maintain a sufficient inventory level of critical raw materials and supplies (“Safety Stock”) required for Agilent to manufacture and supply the Product for Customer based upon the then-current Binding Forecast. The Safety Stock will not include the PEG while Customer is responsible for procuring the PEG, but will include the PEG if and when Agilent assumes responsibility for procuring the PEG pursuant to Section 3.3. Upon Customer’s reasonable request and no more than [**], Agilent shall

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provide assurances that it maintains sufficient Safety Stock required for Agilent to manufacture and supply the Product for Customer.
4.9.2Agilent will use commercially reasonable efforts to manage and use the Safety Stock in a manner that minimizes the risk that any amount of the Safety Stock expires before it can be used to manufacture Product hereunder, including, but not limited to, using the Safety Stock on a first in, first out basis.
4.9.3Agilent shall at all times retain title to the Safety Stock and assumes the risk of loss of any or all of such Safety Stock. In the event any or all of the Safety Stock is damaged or destroyed, Agilent shall, [**], replace the damaged or destroyed Safety Stock with replacement raw materials of similar type and quality.
4.10Notification of Shortage of Supply. Agilent shall notify Customer immediately upon becoming aware of an event of force majeure under Article 12 or any other event, including shortage of or inability to procure raw materials or supplies of the Safety Stock, that would render Agilent unable to supply any quantity of the Product required to be supplied hereunder (such event, an “Agilent Supply Interruption”). Agilent will use commercially reasonable efforts to provide Customer with as much advance notice as reasonably practicable.
4.11Supply Deficiency; Supply Failure.
4.11.1Definitions of Supply Deficiency; Supply Failure. A “Supply Deficiency” means Agilent has delivered less than [**] percent ([**]%) of the Minimum Yield Requirement for any Batch(es) of Product that are priced on a per-Batch basis (i.e., Batches that are not priced on a per-gram basis) that are specified in any accepted Purchase Order in accordance with the delivery date set forth therein and this Agreement (the undelivered amount (i.e., the difference of the Minimum Yield Requirement for such Batch subtracted by the actual delivered amount) being referred to herein as the “Deficiency Amount”), unless such failure results from a delay or default by Customer under the Agreement (including but not limited to a failure to supply sufficient amounts of PEG to enable Agilent to manufacture Product ordered by Customer hereunder, if applicable). A “Supply Failure” means Agilent has failed to cure a Supply Deficiency by (i) [**], and (ii) if the Deficiency Amount is greater than or equal to [**] percent ([**]%) of the Minimum Yield Requirement, Agilent shall use [**] the Minimum Yield Requirement). If the Deficiency Amount is less than [**] percent ([**]%) of the Minimum Yield Requirement, Agilent will [**], depending on [**], subject to [**]. For the avoidance of doubt, a shortfall where Agilent has delivered [**]% or more of the Minimum Yield Requirement for the Batch(es) of Product specified in any accepted Purchase Order in accordance with the delivery date set forth therein shall not constitute a Supply Deficiency.
4.11.2Procedure to Address Supply Deficiency. In the event of a Supply Deficiency where Agilent is not obligated to take the steps described in Section 4.11.1(ii), Agilent will use commercially reasonable efforts to take one (1) or more of the following steps, as mutually agreed with Customer, in the following order of preference whenever practicable (i.e., with highest preference given to the remedy in (a) and the lowest preference given to the remedy in (d)): (a) [**].
4.11.3Alternative Supply for Supply Failure or Agilent Supply Interruption. In the event of a Supply Failure or an Agilent Supply Interruption, notwithstanding the minimum purchase provisions set forth in Sections 3.5.1 and 3.5.2 or Binding Forecasts or Purchase Orders submitted pursuant to Sections 4.1.1 and 4.2.1, Customer will have the right to purchase from one or more alternative suppliers all of its Product requirements, provided that Customer will use commercially reasonable efforts to limit any order of Product with alternative suppliers to the extent of and for the anticipated duration of the Supply Failure or Agilent Supply Interruption. Customer will resume purchase of its Product requirements under Sections 3.5.1 and 3.5.2 from Agilent as soon as (a) Agilent reasonably demonstrates that Agilent is able to resume supplying Product to fulfill Customer’s requirements and (b) Customer has fulfilled all obligations or commitments, if any, undertaken by Customer in connection with Customer’s arrangement(s) with the alternative supplier(s). For avoidance of doubt, any purchases of Product by Customer from an alternative supplier during a Supply Failure or Agilent Supply Interruption will, in addition to Customer’s purchases from Agilent under this Agreement, count towards

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the [**] and [**] percent ([**]%) purchase commitments from Agilent under Sections 3.5.1 and 3.5.2 and the Binding Forecasts and Purchase Orders submitted pursuant to Sections 4.1.1 and 4.2.1.
4.11.4Technology Transfer. In the event of (i) a Supply Failure, (ii) an Agilent Supply Interruption lasting or is reasonably expected to last longer than [**], or (iii) termination of this Agreement by Customer pursuant to Sections 13.2(a) or (b), and provided that Customer does not then have a validated and approved alternative supplier of Product, Agilent and its Affiliates shall use their best efforts to co-operate, and cause their approved subcontractors to co-operate, in good faith and in accordance with a technology transfer plan to be agreed in good faith with Customer, to provide a general, high-level description of the Process used to manufacture and supply the Product to an alternative supplier(s) of Product as further specified in this Section. For the sake of clarity, the licenses granted in Sections 9.3.2.1 and 9.3.2.2 shall survive and remain in full force and effect. Agilent shall transfer to Customer or its designee the technology and materials agreed upon by the Parties in the technology transfer plan; however, Agilent shall not be required to disclose any of its trade secrets comprising the Process. As agreed upon by the Parties in the technology transfer plan, Agilent shall transfer to Customer or its designee any Safety Stock that is specific to Customer, and Customer shall pay Agilent an amount equal to the cost of the inventory of such Safety Stock. Agilent shall further provide the necessary technical assistance and required documentation necessary for transferring such development, manufacture and supply responsibilities to an alternative supplier(s) as agreed upon by the Parties in the technology transfer plan. If applicable and to the extent requested by Customer and permitted thereunder, Agilent shall assign to (or if assignment is not practicable, then grant licenses to) Customer or its designee any Third Party agreements to which Agilent or any of its Affiliates is a party that relate solely to the development, manufacture and supply of the Product. In addition, Agilent will also reasonably assist Customer or its designee in obtaining other items necessary for the development, manufacture and supply of the Product. Agilent and its Affiliates and subcontractors shall be responsible for their costs and expenses in connection with this Section 4.11.4.

5.PROCESSING OF PRODUCT
5.1Storage and Handling. Agilent shall store and handle the raw materials (including PEG), consumables and packaging components under appropriate conditions and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of such materials and components. Agilent shall store and handle the Product in accordance with the Specification and under appropriate conditions as defined by Customer in accordance with the Product stability studies and temperature, humidity, light and cleanliness to avoid any material adverse effect on the identity, strength, quality and purity of the Product.
5.2Inventory Control. Agilent shall provide Customer with [**] inventory reports [**], which reports shall include [**].
5.3Manufacturing Standards. Agilent shall manufacture the Product in conformity with the Process, Master Batch Record, cGMP, the Quality Agreement and the Specification (the “Manufacturing Standards”).
5.4Process Changes or Improvements. The Parties shall collaborate in good faith to evaluate and implement potential process improvements to increase Processing efficiencies and Agilent Product capacity, including any potential improvements to meet Agilent’s and Customer’s sustainability goals. Agilent agrees that no change to the Process shall be made without the prior written approval of Customer. Notwithstanding the foregoing, any such change to the Process shall be subject to the agreed upon Change Management process as set forth in the Quality Agreement and the prior mutual agreement of the Parties with respect to the costs and expenses associated with the agreed upon change.
5.5Business Continuity Plan. Agilent shall maintain a business continuity plan intended to safeguard Agilent’s continued performance of its obligations under this Agreement. Such business continuity plan is the Proprietary Information of Agilent. [**].

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6.PRICE AND PAYMENT
6.1Pricing. The price for manufactured Product shall be as set forth in each Purchase Order based on the pricing for Product set forth in Exhibit E except: (a) to the extent that the Manufacturing Standards as of the Effective Date for Product ordered are materially modified pursuant to the Change Management provisions set forth in the Quality Agreement, including as a result of Agilent taking responsibility for procurement of the PEG pursuant to Section 3.3, the Product pricing may be modified; provided that any increase in pricing shall be proportionate to the increase in Agilent’s costs to manufacture Product based on such modified Manufacturing Standards and (b) pricing for Product set forth in Exhibit E will only be valid for a [**] and may reviewed [**] by the Parties on [**] as set forth in Section 6.6. Any price changes shall only apply for Purchase Orders made after the effective date of such price change. Pricing for Manufacturing Services shall be as set forth in each applicable Statement of Work.
6.2Payment. Agilent shall invoice Customer at the time of, as applicable, shipment of the Product in accordance with this Agreement or completion of the Manufacturing Services, unless otherwise agreed to by the Parties in a Statement of Work. Payment of an undisputed invoice for Product is due [**] from the date of invoice. Payment of a disputed invoice for Product is due [**] from the date of resolution of the dispute. Payment terms are subject to change if Customer’s financial condition or payment record merits such change.
6.3Taxes. Prices are exclusive of any sales, use, service, value added or other similar taxes. Any tax, duty, custom, insurance or other fee of any nature imposed on Product or services by any federal, state, local or foreign governmental authority shall be paid by Customer. If Agilent is required to pay any such tax or fee, Customer will reimburse Agilent promptly upon invoice by Agilent. If Customer claims exemption from any taxes, Customer will provide Agilent with an appropriate exemption certificate for the delivery jurisdiction. Each Party will be responsible for its own income, employment and property taxes.
6.4Remedies. Agilent may temporarily discontinue its performance of the manufacture and supply obligations under this Agreement if Customer fails to pay any sum when due and Customer has not cured such failure within [**] after receipt of written notice from Agilent identifying such failure.
6.5Manufacturing Cost Reductions. The Parties will work together during the Term to identify opportunities to reduce the cost of manufacturing Product. Any such cost reductions shall be subject to Section 5.4 and the Change Management process set forth in the Quality Agreement. With respect to all other reductions in costs, including any cost reductions associated with the PEG, the Parties shall negotiate in good faith decreases to the price for the Product.
6.6Manufacturing Cost Increases. The Parties agree that Agilent shall have, after good faith negotiations with Customer, the right to increase Product prices provided that Agilent can demonstrate that such increases are based upon unavoidable increases in material operating costs. Any increases in labor costs will cause the Parties to negotiate in good faith increases to the price of the Product, provided that such increases shall not exceed the Producer Price Index percentage as published by the United States Department of Labor Producer Price Index for Pharmaceutical and Medicine Manufacturing (Series ID: PCU32543254), or any such replacement or substitute index published by the United States government in the event the Producer Price Index for Pharmaceutical and Medicine Manufacturing is discontinued. Price increases under this Section may not be made more than [**].

7.REPRESENTATIONS AND WARRANTIES
7.1General Representations and Warranties. Each Party represents and warrants to the other Party that (i) it has the right and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) it is validly existing in each jurisdiction in which it is incorporated and is authorized to do business under the laws of each jurisdiction in which it engages in business activities; and (iii) it is not aware of any legal, contractual or other restriction, limitation or condition that might adversely affect its ability to perform its obligations hereunder.
7.2Warranties by Agilent. Agilent warrants to Customer that (i) all Product supplied under this Agreement shall conform to the Specification at the time of delivery to Customer’s carrier; (ii) all Product delivered under this Agreement shall be manufactured in accordance with cGMP; (iii) all Product delivered hereunder shall be free from Latent Defects; and (iv) all Product delivered

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hereunder shall be delivered to Customer free and clear of all liens and security interests and other similar claims by Agilent. Agilent warrants to Customer that all Manufacturing Services shall be performed in a professional and workmanlike manner consistent with industry standards and applicable laws. The warranties set forth in this Section (i) survive acceptance of the Product or Manufacturing Services by Customer (including any Batch Packet acceptance); and (ii) are for the sole benefit of Customer.
7.3IP Warranty by Agilent. Agilent warrants to Customer that, as of the Effective Date, to the best of Agilent’s knowledge, the Process does not (i) infringe any Third Party patents issued as of the Effective Date or (ii) infringe or misappropriate any other intellectual property rights of any Third Party existing as of the Effective Date (“IP Warranty”). In the event of breach of the foregoing IP Warranty, Customer’s sole and exclusive remedy, and Agilent’s sole liability shall be as follows: (i) Agilent will defend or settle any Third Party claim against Customer, its officers, directors, employees, and contractors in accordance with Section 9.7, and (ii) in the event that a court of competent jurisdiction determines that the Process infringes the Third Party’s intellectual property rights Agilent, at its cost and sole option, will either (a) with Customer’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed, modify the Process so that it is non-infringing or (b) obtain any necessary license.
7.4Warranties by Customer. Customer warrants to Agilent that (i) as of the Effective Date, to the best of Customer’s knowledge, it owns or has the necessary rights, title and interest in and to the Product, including the right under Patents owned or controlled by Customer to have Product made for Customer, and (ii) as of the Effective Date, Customer has not received any written notification alleging that the Product infringes or misappropriates the intellectual property rights of any Third Party.
7.5Remedies. In the event that (a) the Product supplied under this Agreement fails to conform to the warranties set forth in Section 7.2 of this Agreement, (b) the Parties agree that the Product has a Latent Defect in accordance with Section 8.2.3.3 or an Independent Laboratory so determines in accordance with Section 8.2.3.5, or (c) the Product is not in Good Condition for any reason other than that the Product is not in the right quantity in accordance with the manifest, (i) Agilent may elect either to collect and dispose of the affected Product, at Agilent’s expense, or to reimburse Customer for any reasonable costs incurred by Customer to collect and dispose of the affected Product; (ii) Agilent shall reimburse Customer for all reasonable costs incurred by Customer in connection with delivery of the affected Product, including freight, clearance, duty and storage charges; and (iii) Agilent shall promptly, at no additional cost to Customer (subject to Section
3.3.5 and 3.3.6, as applicable), (y) replace the affected Product as soon as reasonably practicable with Product that meets the requirements of Section 3.1 or (z) rework the affected Product within a reasonable timeframe, subject to mutual agreement of the Parties. In the event that Agilent fails to replace or rework the affected Product within the timeframe mutually agreed to by the Parties, Agilent will refund to Customer any amounts paid for such Product, and [**]. In the event that Manufacturing Services performed under this Agreement fail to conform to the warranty set forth in Section 7.2 of this Agreement, Agilent will promptly, at Agilent’s cost, re-perform such Manufacturing Services, provided that Agilent receives notice from Customer within [**] after such Manufacturing Services were completely delivered. [**].
7.6No Warranty to Third Parties. The warranties set forth in Section 7.2 and Section 7.3 are solely for the benefit of Customer. Agilent makes no warranty to Customer’s end user customers or any other Third Party. Customer will not pass on to any end user customer or any other Third Party any warranty or representation on behalf of Agilent.
7.7DISCLAIMER. THE WARRANTIES SET FORTH IN THIS ARTICLE 7 ARE EXCLUSIVE. THE REMEDIES SET FORTH IN SECTION 7.3 ARE EXCLUSIVE WITH RESPECT TO THE WARRANTIES IN SECTION 7.3. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES NOR RECEIVES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF DESIGN, SUITABILITY OF QUALITY, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE, WITH REGARD TO THE PRODUCT. AGILENT SPECIFICALLY

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DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON- INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

8.QUALITY
8.1Quality Agreement. Each Party will comply with the terms of the Quality Agreement in the performance of its obligations hereunder including record retention, audits and inspections, change control, non-conformances, and product recall. The Parties will conduct periodic Product quality reviews in accordance with the terms of the Quality Agreement.
8.2Quality Assurance.
8.2.1Testing by Agilent. Agilent shall perform quality testing using assays mutually agreed to by the Parties in order to assure that Product complies with the Specification, and shall retain samples of Product as required by applicable law and produce records of the tests made on each Batch. Agilent shall provide Customer a Certificate of Analysis and Certificate of Compliance confirming the performance of such testing. Upon mutual agreement of the Parties and subject to the terms of the Quality Agreement, Customer may attend and observe any testing conducted by Agilent in accordance with this Section 8.2.1. In addition, no Product shall be delivered until such Product has been Processed in accordance with the agreed upon testing specifications; provided, however, that the foregoing shall not relieve Agilent of its obligation under this Section 8.2. With respect to PEG provided by Customer, Agilent shall perform quality testing of PEG in accordance with Agilent’s approved standard operating procedures and report results to Customer within [**] of Agilent’s receipt of PEG.
8.2.2Records. Agilent shall maintain records, including Master Batch Records and Batch Production Records, with respect to the manufacturing and quality testing of the Product and shall deliver the Executed Batch Record (in electronic PDF format) to Customer prior to Agilent providing the complete Batch Documentation to Customer in accordance with the terms of the Quality Agreement. Agilent shall provide a point of contact, familiar with the Executed Batch Record, through which information about the Executed Batch Record can be obtained in a timely and organized manner to improve and expedite Customer review. In addition, Agilent will provide to Customer the Batch Documentation and Executed Batch Records in accordance with the terms of the Quality Agreement. Customer will review the Executed Batch Record to advise Agilent of any deficiencies or corrections needed with the Executed Batch Record in accordance with the terms of the Quality Agreement. Agilent will subsequently provide Customer a complete Batch Documentation (in electronic PDF format). Agilent shall not ship Product hereunder unless and until: (i) Agilent has provided to Customer the Batch Documentation for such Product and under the condition that all opened deviations, investigations or other anomalous events related to such Batch have been resolved, and (ii) Customer has reviewed the Batch Documentation for such shipment and authorized such shipment in writing. Upon receipt of a complete copy of the Batch Documentation, Customer will use commercially reasonable efforts to review such Batch Documentation, and advise Agilent of any deficiencies or corrections needed within [**] (“Target Review Period”). Upon Customer’s request, during the Target Review Period [**] Agilent will make available for up to [**] the necessary personnel for in-person, on-site meetings at the Facility (or such other location as the Parties may agree, including virtually as appropriate) to facilitate Customer review of the Batch Documentation. If Customer is to exceed the Target Review Period, [**]. Following Agilent’s resolution (to Customer’s satisfaction) of any issues raised by Customer’s review of the Batch Documentation, Agilent shall ship the Batch of Product. Notwithstanding the foregoing, in the event that (a) Customer fails to provide such authorization within [**] after Customer’s receipt of the Batch Documentation, and (b) Customer has not within such [**] period submitted to Agilent any questions or requests for information and (c) Customer does not within such [**] period find fault or anomaly with the balance of the Batch Documentation, then Agilent may ship the associated Batch of Product and Customer shall be deemed to have accepted the Batch Documentation, [**].

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8.2.3Non-Conforming Product. Notwithstanding any prior acceptance of Product (including any Batch Documentation acceptance) by Customer, the following shall apply with respect to non-conforming Product:
8.2.3.1Inspection/Testing. Upon receipt of each delivery of Product from Agilent under this Agreement, Customer shall report to Agilent within [**] of Customer’s receipt of Product from Customer’s carrier if the Product does not conform to the quantity specified in the Purchase Order, or if the Product is otherwise not in Good Condition.
8.2.3.2Failure to Conform to Good Condition. In the event Customer notifies Agilent pursuant to Section 8.2.3.1 that the Product is not in Good Condition, Agilent shall have the right to inspect and analyze the Product within [**] of Agilent’s receipt of the Product or Agilent’s receipt of visual evidence demonstrating that the Product is not in Good Condition. In the event that the Parties agree that the Product was not in Good Condition at the time of delivery to Customer’s carrier, Customer shall have the remedies as set forth in Section
8.2.3.6. If the Parties cannot agree as to whether the Product was in Good Condition at the time of delivery, the matter shall be escalated in accordance with Section 16.b, Escalated Dispute Resolution.
8.2.3.3Latent Defect. In the event Customer discovers that the Product has a Latent Defect, Customer shall promptly notify Agilent in writing providing specific details about the nature of the Latent Defect.
8.2.3.4Notification from Customer. In the event Customer notifies Agilent pursuant to Section 8.2.3.3 that the Product has a Latent Defect, (i) Agilent shall have the right to inspect and analyze the Product within [**] of Agilent’s receipt of a suitable quantity of such Product and (ii) the Parties shall work together in good faith to reach agreement as to whether the Product has a Latent Defect. In the event the Parties agree that the Product has a Latent Defect, Customer shall have the remedies set forth in Section 7.5.
8.2.3.5Independent Laboratory. In the event the Parties fail to agree whether the Product has a Latent Defect, the matter shall be referred to an Independent Laboratory. Agilent shall forward a sample of retained Product from the Batch in question to the Independent Laboratory for testing and control purposes. Customer may also forward a sample of the affected Product to the Independent Laboratory for such evaluation. The Parties shall mutually agree to the controls and procedures used by the Independent Laboratory to test the Product. Each Party shall have the right to audit the Independent Laboratory to determine whether there was any departure from the established controls and procedures used to test the Product. In the event a Party determines that there was a departure from the established controls and procedures, the Party shall notify the other Party in writing within [**] and the Parties shall resolve the matter in accordance with Section 16.b. In the absence of such determination, the decision of the Independent Laboratory shall be final and binding on the Parties. If the Independent Laboratory determines that the Product has a Latent Defect, then the Independent Laboratory’s fees shall be borne by Agilent and Agilent shall [**] in connection with the Independent Laboratory’s analysis of the Product. If the Independent Laboratory determines that the Product does not have a Latent Defect, then Customer shall bear the Independent Laboratory’s fees and reimburse Agilent for any reasonable direct costs incurred by Agilent in connection with the Independent Laboratory’s analysis of the Product.
8.2.3.6Customer’s Remedies. In the event that the Product is not in Good Condition, or in the event that the Product has a Latent Defect, the remedies set forth in Section 7.5 shall apply.
8.2.4Audit Rights. Customer shall have the right to conduct audits and inspections of the Facility, Agilent’s manufacturing operations and Agilent’s records relating to this Agreement as provided in the Quality Agreement. Agilent shall cooperate with Customer

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in conducting such audits and inspections, including scheduling any requested audit to take place in accordance with the Quality Agreement.
8.2.5Observation by Customer. During the Term, Customer shall have the right to visit the Facility (such as through person-in-plant visits) in order to ensure that the Processing complies with applicable legal requirements and the Specification, as applicable, in accordance with any Agilent policies and procedures for the Facility and the Quality Agreement. Such visits shall not interfere with Agilent’s operations.
8.2.6Recalls and Voluntary Withdrawals. If either Party becomes aware of information about the Product or Finished Product indicating that it may be non-conforming Product or Finished Product or that there is potential adulteration, misbranding and/or any potential issues regarding the safety or effectiveness of the Product or Finished Product, it shall provide notice, investigate and attempt to resolve such issue in accordance with the Quality Agreement. Customer shall bear all costs associated with a recall of the Finished Product except to the extent such recall is caused by a Latent Defect, in which case Agilent shall pay [**]. The determination as to each Party’s [**]. For purposes of this Section, the costs associated with a recall of the Finished Product are defined as [**]. In the event of a dispute with respect to responsibility for costs associated with a recall, such dispute shall be escalated for resolution in accordance with Section 16(b).

9.INTELLECTUAL PROPERTY
9.1Background Property. The Intellectual Property of each of Agilent and Customer existing prior to the Effective Date of this Agreement shall remain the separate and exclusive property of each Party and except as otherwise expressly set forth in this Article 9, are not affected by this Agreement. Subject to the rights expressly granted by one Party to the other Party in this Agreement, neither Party shall have any right or claim in the Intellectual Property belonging to the other Party. For clarity, the Intellectual Property rights of the Parties agreed in Statements of Work governing Manufacturing Services that were entered into before the Effective Date are not affected by this Agreement.
9.2Ownership of Developed Intellectual Property.
9.2.1    The sequence information for the Product provided by Customer to Agilent pursuant to this Agreement shall remain the property of Customer. Agilent, its affiliates, employees, agents, consultants, and subcontractors shall not disclose or use such sequence information except in accordance with the terms of this Agreement, unless they receive prior express written consent of Customer. Customer understands and agrees that this duty of non-disclosure does not extend to similar or identical sequences provided to Agilent by Third Parties that, to Agilent’s knowledge, are not under a duty of confidentiality to Customer. All Intellectual Property developed, invented, discovered, or conceived in connection with work conducted under this Agreement specifically relating to the Product, including its structure, sequence and/or end-caps, purity profile and specifications, excluding, however, any Agilent IP (“New Customer IP”) shall belong exclusively to Customer. Agilent hereby assigns to Customer all of its right, title and interest in the New Customer IP.
9.2.2All Intellectual Property developed, invented, discovered, or conceived by Agilent and/or Customer in connection with work conducted under this Agreement relating to (i) Agilent's processes for oligonucleotide manufacturing, (ii) [**], (iii) Agilent's methodology of analyzing oligonucleotides, including analytical methods developed by Agilent under this Agreement and (iv) the Process, in each case, shall belong to Agilent (collectively, the "Agilent IP"). Customer hereby assigns to Agilent all of its right, title, and interest in the Agilent IP. “Process” means the combination of materials, procedures, test methods, and controls used by Agilent to manufacture the Product under this Agreement, which may include without limitation the following unit operations: [**]. The Parties acknowledge and agree that the [**]. For the purposes of clarity: (a) [**]; and (b) [**], the Parties acknowledge and agree that [**]. Agilent shall [**] and if Agilent [**], then such [**], the Parties shall [**].
9.2.3Each Party agrees to execute such assignments and other documents and to take such other actions as may be reasonably requested by the other Party from time to time, at the

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other Party's expense, in order to effect the ownership and assignment provisions of Sections 9.2.1 and 9.2.2.
9.3License Grants.
9.3.1License to Agilent.
9.3.1.1    Customer hereby grants to Agilent a limited, non-exclusive, royalty-free, non-transferable, and non-assignable (except in accordance with Section 16.e.) license during the term of this Agreement, without the right to sublicense except as pre-approved in writing by Customer, to use the Customer IP solely as necessary to perform services in accordance with the terms and conditions of this Agreement. “Customer IP” means (i) all intellectual property owned, licensed, or developed by or on behalf of Customer relating to the sequence and the molecular, chemical and/or compositional structure of the Product, including all New Customer IP and (ii) all other Intellectual Property owned, licensed, or developed by or on behalf of Customer before the Effective Date or owned, licensed, or developed by or on behalf of Customer independent of this Agreement and without reliance on the Confidential Information of Agilent.
9.3.2Licenses to Customer.
9.3.2.1Agilent hereby grants to Customer [**].
9.3.2.2In addition to the non-exclusive license granted above and [**], Agilent hereby grants to Customer [**].
9.3.2.3 Agilent confirms to Customer that as of the Effective Date, [**] by Agilent or its Affiliates. If Agilent or its Affiliates during the Term or thereafter [**], Agilent will [**] in this Section 9.3.2.
9.3.3Third Party Licenses. Customer's use of the Product and Finished Product and request that Agilent supply the services with respect to the Product may necessitate Customer’s procurement of separate licenses from Third Parties for Intellectual Property that claims or covers the Product or Finished Product. Subject to Agilent’s obligations under Section 9.6, Customer shall have full responsibility for the determination of whether and from which Third Party it requires any such license(s) to Intellectual Property and for the procurement of such license(s).
9.4Reservation of Rights. Except as expressly provided herein, no license to any Agilent Intellectual Property or Customer Intellectual Property is granted, conveyed or implied. All rights not conferred are expressly reserved.
9.5Subcontracting. Agilent shall only engage those Affiliates and Third Parties approved by Customer in writing to manufacture the Product and shall not sub-license the rights under any Customer Intellectual Property other than to such approved Affiliates and Third Parties and solely for the purpose of manufacturing and supplying Product to Customer and provided that any such approved Affiliate or Third Party shall be subject to Agilent’s obligations contained in this Agreement. Agilent shall be responsible for any breach of this Agreement by any such Affiliates and Third Parties subject to Article 15.
9.6Licenses to Use the Process. Agilent is responsible for the procurement of any licenses to Intellectual Property necessary to use the Process to manufacture the Product under this Agreement. Agilent shall have full responsibility for the determination of whether and from which Third Party it requires any such license to Intellectual Property claiming or covering the Process for the manufacture of the Product under this Agreement and for the procurement of any such license. For purposes of clarity, nothing in this Section 9.6 shall limit or prevent Customer, in its sole discretion, from obtaining any license or other rights to any Third Party Intellectual Property it considers necessary or useful to manufacture the Product.
9.7Third Party IP Existing as of the Effective Date. Agilent will defend or settle any Third Party claim against Customer, its officers, directors, employees, and contractors that (i) Agilent’s use of the Process to manufacture the Product under this Agreement or (ii) any Manufacturing Services provided by Agilent under this Agreement (a) infringes any Third Party patents issued as of the Effective Date or (b) infringes or misappropriates any other intellectual property rights of any Third Party existing as of the Effective Date. Agilent shall not settle or compromise any action or

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proceeding under this Section 9.7 that adversely affects Customer’s rights and interests without the written consent of Customer, which consent shall not be unreasonably conditioned, withheld or delayed. The Parties shall comply with the indemnification process set forth in Section 10.3 with respect to any such Third Party claims. Agilent will pay infringement defense costs, settlement amounts and court awarded damages in connection with infringement claims under this Section 9.7. Agilent shall have no obligation under this Section 9.7 for any claim of infringement to the extent arising from Product use prohibited by this Agreement. This Section 9.7 states Customer’s sole and exclusive remedy and Agilent’s sole liability with respect to any such Third Party claim.
9.8Third Party IP Arising after the Effective Date. In the event of a claim or allegation that the Process or the Manufacturing Services (a) infringes any Third Party patents issued after the Effective Date or (b) infringes or misappropriates any other intellectual property rights of any Third Party that first came into existence after the Effective Date, the Party first having notice of the claim or assertion shall promptly notify the other Party and the Parties shall negotiate in good faith and jointly determine (i) any necessary or desirable action to remediate the same, which may include modifying the Process so that it is non-infringing, obtaining any necessary license and/or opposing the claim or allegation, and (ii) an equitable allocation of related costs.

10.INDEMNITIES AND INSURANCE
10.1Agilent’s Indemnity Obligations. Agilent will indemnify, defend and hold harmless Customer, its officers, directors, and employees, from and against any and all claims, losses, damages, demands, expenses or other liability arising out of a Third Party claim to the extent caused by (i) failure of the Product to conform to the Specification at the time of delivery to Customer’s carrier; (ii) Agilent’s failure to manufacture the Product in accordance with cGMP; or (iii) the negligence or willful misconduct of Agilent or its officers, directors, employees, Affiliates, subcontractors or suppliers. Agilent’s obligations under this Section 10.1 do not apply with respect to any claim to the extent such claim is subject to indemnification under Section 10.2.
10.2Customer’s Indemnity Obligations. Customer will indemnify, defend and hold harmless Agilent, its officers, directors, and employees, from and against any and all claims, losses, damages, demands, expenses or other liability arising out of a Third Party claim to the extent (i) arising from the sale, marketing or distribution of the Product or Finished Product, or use of the Product or Finished Product, by Customer or its officers, directors or employees or any Third Party including death or injury to any person; or (ii) caused by the negligence or willful misconduct of Customer or its officers, directors or employees, Affiliates, subcontractors or suppliers. Customer’s obligations under this Section 10.2 do not apply with respect to any claim to the extent such claim is subject to indemnification under Section 10.1.
10.3Process. Each Party agrees to notify the other Party promptly upon receipt of any claim for which indemnification is sought. The Party seeking indemnification will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party. In no event may either Party compromise or settle any claim or suit in a manner that adversely affects the rights and interests of the other Party (or any indemnitee) without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised by the indemnified Party (or any indemnitee) without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The indemnified Party may, at its own expense, participate in the defense of any claim. In the event that the indemnifying Party fails to assume control of the defense of any claim, the indemnified Party may assume control at the expense of the indemnifying Party.
10.4Insurance. During the Term and for [**] thereafter, Agilent will maintain insurance coverage in accordance with the Memorandum of Insurance attached hereto as Exhibit C.

11.COMPLIANCE WITH LAWS AND REGULATORY MATTERS
11.1Compliance with Laws. Each Party shall comply with all applicable laws and regulations governing the performance of such Party’s obligations under this Agreement. Without limiting the foregoing, Agilent shall ensure that the Facility and Product conform to cGMP and the

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requirements of all applicable Regulatory Authorities and Customer shall ensure that the Finished Product conforms to cGMP and the requirements of all applicable Regulatory Authorities.
11.2Regulatory Filings. Customer, at its expense, shall be solely responsible for the preparation, filing and maintenance of all regulatory documents and all governmental permits, licenses and other approvals as may be necessary with respect to the formulation, marketing, distribution, sale and use of the Product and Finished Product. Upon Agilent’s request, Customer will provide Agilent with a copy of such regulatory documents to the extent they relate to the manufacture of Product under this Agreement.
11.3Codes of Conduct. Agilent agrees to maintain, in accordance with industry practices, and comply with Agilent’s Standards of Business Conduct available at http://www.agilent.com/supplier/downloads/StandardsBusinessConduct.pdf.

11.4Permits. Agilent at its expense shall be solely responsible for, and has the obligation to prepare, file and maintain all licenses, permits and approvals as may be necessary with respect to the manufacture of the Product and performance of Manufacturing Services at the Facility, including all regulatory approvals required to import raw materials and packaging components. Upon Customer’s request, Agilent will provide Customer with a copy of such documents to the extent they relate to the manufacture of the Product or the performance of Manufacturing Services under this Agreement.
11.5Hazardous Waste. Any hazardous waste generated during the manufacture of the Product under this Agreement will be disposed of by Agilent in accordance with Agilent procedures and applicable laws and regulations at Agilent’s cost and expense. Agilent and Customer will endeavor to identify opportunities to minimize and potentially reuse waste and other byproducts from the Process.
11.6Export Controls. Each Party shall comply with applicable US and other laws, rules and regulations that govern the import, export and re-export of the Product, including the U.S. Export Administration Regulations, and will obtain any required export and import authorizations.
11.7Record Retention. Agilent shall maintain the records and documentation relating to the manufacture of the Product in accordance with FDA and ICH guidances, Agilent’s Standard Operating Procedure and the Quality Agreement.
11.8Technical Support.
11.8.1Upon notification to Agilent that Customer has received a complaint or inquiry regarding the safety, efficacy or quality of the Product or Finished Product, Agilent shall, within a reasonable period, supply Customer with a chemical analysis of a number of retained samples, maintained in accordance with the Quality Agreement, of the Batch(es) of the Product in question.
11.8.2Upon notification to Customer that Agilent has received a complaint or inquiry regarding any issues relating to the safety, efficacy or quality of the Product or Finished Product, Customer shall, within a reasonable period, provide technical support as reasonably requested by Agilent, which may include, but shall not be limited to, technical advice and chemical analysis of retained samples of the Product, maintained in accordance with the Quality Agreement.
11.8.3Except as set forth in Section 8.2.6, all technical support provided by Agilent under this Section 11.8 shall be subject to the pricing and payment terms for technical and regulatory support as set forth in a Statement of Work agreed upon by the Parties.
11.9Regulatory Support.
11.9.1Agilent agrees to cooperate with, and provide regulatory assistance to, Customer to support existing, pending or new Product or Finished Product registrations and marketing approvals, in each case, with any relevant governmental authority. The foregoing assistance rendered by Agilent may include: (i) assisting Customer in completing and submitting changes to any regulatory submissions related to the Product;
(ii) cooperation in connection with pre-approval inspections carried out by governmental authorities; and (iii) providing information to Customer that may be required by a relevant governmental authority to support the Product or Finished Product, including the manufacturing and exportation related thereto. Except as set forth in Section 8.2.6

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and except for the general requirements for API manufacturers set forth in the cGMP and all laws and regulations applicable to the manufacture and supply of API, all Product-specific regulatory support provided by Agilent under this Section 11.9 shall be subject to the pricing and payment terms for technical and regulatory support as set forth in a Statement of Work agreed upon by the Parties.
11.10FDA Debarment Statement. Agilent hereby certifies that neither Agilent nor any employee or subcontractor engaged by Agilent to perform services under this Agreement has been debarred under section 306 of the Federal Food, Drug and Cosmetic Act in connection with the performance of services under this Agreement or any comparable law or regulation outside of the United States. In the event that Agilent becomes aware of any such debarment, Agilent will provide Customer with written notice thereof immediately. Agilent will request that all cGMP manufacturing and testing subcontractors utilized pursuant to Section 5.12 of the Quality Agreement provide Customer with a certification that is substantially similar to the certification provided by Agilent in this Section 11.10. In the event that any such subcontractor fails to provide the certification, Customer may withdraw its approval for such subcontractor and Agilent shall cease using such subcontractor to provide services under this Agreement.
11.11Environmental, Social and Governance (ESG) Reporting. If requested by Customer, Agilent will use commercially reasonable efforts to cooperate and provide such data and information for purposes of Customer complying with any ESG reporting requirements (whether voluntary or mandatory), subject to the provisions of Article 14. To the extent such information is not readily available or prepared by Agilent for Third Party customers, Agilent may charge Customer for such information at reasonable rates.
12.FORCE MAJEURE
Neither Party will be liable for any failure or delay in performance of its obligations under this Agreement to the extent such failure or delay is caused by any event beyond such Party’s reasonable control, including fire, flood, explosion, unavailability of utilities or raw materials, labor difficulties, war, riot, act of God, export control regulation, or other laws or regulations, action or failure to act of any governmental authority, or any judgment, injunction or order of a court, administrative agency or regulatory authority having the effect of preventing or materially adversely affecting either Party’s performance under this Agreement. If such event occurs, the affected party shall use commercially reasonable efforts to mitigate or limit the effects of such event and shall resume performance with reasonable dispatch upon cessation of such event.
13.TERM AND TERMINATION
13.1Term. Unless otherwise terminated under this Article 13, this Agreement will commence as of the Effective Date and will continue for seven (7) years from the date of Regulatory Approval in the United States of a New Drug Application for the Finished Product (the “Initial Term”). Unless otherwise terminated in accordance with this Article 13, this Agreement shall be automatically extended for successive two (2) year periods (each, a “Renewal Term” and all such Renewal Terms together with the Initial Term, the “Term”) unless either Party provides to the other Party written notice of intent not to renew at least [**] prior to the end of the then-current Term.
13.2Termination.
(a)Subject to Section 13.2(c), this Agreement or a Statement of Work may be terminated by either Party upon [**] written notice in the event of a material breach of Customer’s payment obligations under Section 6.2 or [**] written notice in the event of a material breach of any other provision of this Agreement or such Statement of Work; provided, however, that the breaching Party will have an opportunity to (i) cure the breach during the [**] or [**] (as applicable), or (ii) provide the non-breaching Party with a plan to remedy the breach within the [**] or [**] (as applicable), and if so cured, no termination will be deemed to have occurred as long as the breaching Party diligently pursues the plan to remedy the breach and completes such plan in accordance with the time frame mutually agreed to by the Parties (such time frame not to exceed an additional [**]).
(b)This Agreement may be terminated by either Party immediately upon written notice to the other Party (i) if the other Party makes an assignment for the benefit of creditors; (ii) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the

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other Party (and, in the case of any such involuntary proceeding, not dismissed within [**]); (iii) if the other Party is adjudicated bankrupt, files a petition under insolvency laws, is dissolved or has a receiver appointed for substantially all of its property; or (iv) if the other Party ceases operation of its business as its business has normally been conducted.
(c)In the event of either Party’s material breach of its confidentiality obligations under Article 14, the Parties shall refer the matter for resolution under the escalated dispute resolution process set forth in Section 16.b. For the avoidance of doubt, [**].
(d)Customer may terminate this Agreement immediately if any Regulatory Authority issues a final order or determination that prevents Customer from supplying the Product or Finished Product or exporting, purchasing or selling the Product or Finished Product. Additionally, Customer shall have the right to terminate this Agreement immediately if the Product or Finished Product cannot be reasonably commercialized for medical, scientific or legal reasons, including reasons arising out of clinical trials.
(e) In the event that Agilent has failed to cure any Supply Failure under this Agreement, in accordance with the provisions set forth in Section 4.11.1, within [**] of such Supply Failure, Customer may terminate this Agreement upon written notice to Agilent.

13.1Effect of Termination or Expiration.
13.3.1In the event of termination of this Agreement for any reason other than (i) termination by Agilent pursuant to Section 13.2(a) or (ii) termination by Agilent pursuant to Section 13.2(b), Customer shall be entitled, subject to the terms of this Agreement, to [**] in effect at the date of such termination.
13.3.2In the event of termination of this Agreement for any reason other than (i) termination by Customer pursuant to Section 13.2(a), (ii) termination by Customer pursuant to Section 13.2(b), or (iii) termination by Customer pursuant to Section 13.2(e), Customer shall promptly pay Agilent a cancellation fee pursuant to Section 4.7 for all Batches included in the Binding Forecast in effect at the date of such termination (though, if mutually agreed, Customer may place Purchase Orders for such Batches pursuant to Section 4 in lieu of paying the cancellation fee pursuant to this Section).
13.3.3Termination or expiration of this Agreement or any Statement of Work shall not release either Party from any liability, right of action or other obligation which has arisen prior to such termination or expiration, including Agilent’s obligation to deliver to Customer such quantity of Product under any Purchase Order accepted by Agilent prior to the effective date of termination or expiration, and Customer’s obligation to pay Agilent the amount set forth in such Purchase Order. In the event of termination of any Statement of Work under Section 13.2, Customer shall only pay Agilent for all work performed under such Statement of Work prior to the termination date.
13.2Surviving Provisions. Notwithstanding any expiration or termination of this Agreement, the following provisions shall survive: 3.3.5, 3.3.6, 3.5.1, 4.7, 4.11.4, 6.2, 6.3, 7, 8.2.3, 8.2.6, 9, 10, 11, 12, 13.3 and 13.4, 14, 15 and 16, and related definitions.
14.CONFIDENTIAL INFORMATION
14.1Proprietary Information. The terms and conditions of the Confidentiality Agreement dated March 22, 2011, by and between Customer and Agilent, as amended (“Confidentiality Agreement”), are attached hereto as Exhibit D and incorporated herein by this reference. Capitalized terms used in this Article 14 and not defined in this Agreement shall have the meanings ascribed to them in the Confidentiality Agreement. The terms and conditions of the Confidentiality Agreement shall apply to information exchanged under this Agreement; provided that:
14.1.1with respect to information exchanged pursuant to this Agreement, the “Purposes” as defined in Section 1 of the Confidentiality Agreement shall be amended to mean the conduct of activities and exercise of rights granted pursuant to this Agreement;
14.1.2notwithstanding Section 8(c) of the Confidentiality Agreement, the Confidentiality Agreement, as it applies to information exchanged under this Agreement, shall be

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construed and interpreted in accordance with the laws of the State of New York as provided in Section 16(k);
14.1.3notwithstanding Section 8(e) of the Confidentiality Agreement, the obligations of confidentiality and non-use under the Confidentiality Agreement shall apply until the [**] anniversary of the expiration or termination of this Agreement;
14.1.4the restrictions on disclosure and use set forth in the Confidentiality Agreement shall not apply to the disclosure of this Agreement or the disclosure of Proprietary Information to governmental authorities (i) that is required by applicable law or regulation to be submitted by Customer in connection with the application for, issuance or maintenance of Regulatory Approvals for the Product or Finished Product; (ii) that is submitted by either Party to comply with requests for information from any governmental authority; or (iii) that is submitted by either Party to comply with applicable governmental regulations (including the rules and regulations of any stock exchange); provided that, (x) to the extent permitted by applicable law, Customer or Agilent, as the case may be, will (1) give reasonable advance notice to the other Party of such disclosure requirement in order to allow the other Party the opportunity to seek appropriate legal relief to prevent or limit disclosure of its Proprietary Information, and (2) if submission of this Agreement in redacted form is permitted by applicable governmental regulations, provide to the other Party for its review such redacted Agreement and obtain the other Party’s prior written consent of such redactions for submission, which consent shall not be unreasonable withheld, delayed, or conditioned; (y) reasonable measures shall have been taken by the Party seeking to disclose the other Party’s Proprietary Information to ensure confidential treatment of such Proprietary Information; and (z) any disclosure shall be limited to such portion of the other Party’s Proprietary Information that is legally required to be disclosed.
14.1.5notwithstanding anything to the contrary in the Confidentiality Agreement, but subject to Section 14.1.1, in the event that the Recipient wishes to disclose this Agreement or the Disclosing Party’s Proprietary Information to actual or potential investors, lenders, acquirers, merger partners, or professional advisors who have a reasonable need to know such information, the Recipient shall provide prior written notice thereof to the Disclosing Party, and the Parties shall promptly meet (in person or via telephone) and confer prior to any such disclosure for the purpose of avoiding any inappropriate disclosure of the Disclosing Party’s Proprietary Information. Following such meeting, if the Disclosing Party has provided its express prior written consent to such disclosure, which consent shall not be unreasonably withheld or delayed, the Recipient may disclose the Disclosing Party’s Proprietary Information to such Third Party; provided that (i) the Recipient shall only disclose such amount of the Disclosing Party’s Proprietary Information as is reasonably necessary; and (ii) the Recipient has entered into a confidentiality agreement, with terms of confidentiality at least as restrictive as the terms and conditions set forth in this Article 14 and the Confidentiality Agreement, with such Third Party (other than attorneys and accountants of Recipient who are bound to confidentiality under applicable ethical and professional rules) before disclosing any of the Disclosing Party’s Proprietary Information. In the event that the Disclosing Party has not consented to such disclosure, the Recipient may engage an independent Third Party consultant reasonably acceptable to the Disclosing Party and subject to confidentiality obligations at least as restrictive as the terms and conditions set forth in this Article 14 and the Confidentiality Agreement, to evaluate the Parties’ rights and obligations hereunder and such independent Third Party consultant shall be permitted to disclose to such Third Party confirmation solely regarding the adequacy of such rights and obligations and the performance hereunder. For the avoidance of doubt, the independent Third Party consultant shall not be permitted to disclose any Proprietary Information of the Disclosing Party to any Third Party. The Parties agree that the process set forth in this Section 14.1.5 shall not apply to Customer’s use or exercise of the license rights under Section 9.3.2, provided that Customer complies with the provisions of Section 9.3.2.
14.2Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to seek temporary, preliminary and permanent

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injunctions, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Article 14.
15.LIMITATION OF LIABILITY
15.1EXCEPT IN CONNECTION WITH (A) A BREACH OF ARTICLE 14; (B) THIRD PARTY CLAIMS UNDER ARTICLE 10; AND (C) DAMAGES ARISING FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES, SUBCONTRACTORS OR SUPPLIERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, LOST OPPORTUNITY OR LOST GOODWILL, ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS EXCLUSION IS INDEPENDENT OF ANY OTHER REMEDY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, AGILENT SHALL PAY ALL SETTLEMENT AMOUNTS AND COURT AWARDED DAMAGES IN ACCORDANCE WITH SECTION 9.7 OR 9.8, PROVIDED THAT THE PARTIES HAVE COMPLIED WITH THE INDEMNIFICATION PROCESS SET FORTH IN SECTION 10.3.
15.2EXCEPT IN CONNECTION WITH (A) A BREACH OF ARTICLE 14; (B) THIRD PARTY CLAIMS UNDER SECTION 9.7, 9.8 OR ARTICLE 10; (C) DAMAGES CAUSED BY AGILENT’S OR ITS OFFICERS’, DIRECTORS’, EMPLOYEES’, AFFILIATES’, SUBCONTRACTORS’ OR SUPPLIERS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (D) AGILENT’S OBLIGATIONS TO CREDIT CUSTOMER UNDER SECTIONS 3.3.5 AND 3.3.6; (E) THE REMEDIES SET FORTH IN SECTION 7.5; (F) RECALL COSTS UNDER SECTION 8.2.6; AND (G) OBLIGATIONS OF AGILENT TO REFUND OR CREDIT AMOUNTS TO CUSTOMER UNDER SECTIONS 4.7, 4.11.1, 7.5 AND 13.3.3, TO THE FULLEST EXTENT PERMITTED BY LAW, AGILENT’S AGGREGATE LIABILITY TO CUSTOMER DURING ANY GIVEN [**] PERIOD FOR CLAIMS FOR DAMAGES UNDER THIS AGREEMENT SHALL NOT EXCEED THE SUM OF (I) [**] PLUS (II) [**].
16.MISCELLANEOUS
a.Notices. All notices required or permitted to be given under this Agreement must be in writing and delivered to the other Party as set forth below. Notices are validly given upon the earlier of confirmed receipt by the receiving Party; or if sent by courier, three (3) days after dispatch by a reputable courier or certified mail, return receipt requested; or if sent by email, the next business day after the sending of such email. Either Party may change its designated contact and address for purposes of notice by giving notice to the other Party in accordance with these provisions.

Agilent Technologies, Inc.    IVERIC bio, Inc.
5555 Airport Blvd.    notices@ivericbio.com
Suite 100
Boulder, CO 80301
Attn: General Manager    Attn: Legal Department

With a copy to:
Agilent Technologies, Inc.    IVERIC bio, Inc.
5301 Stevens Creek Blvd.    8 Sylvan Way
Santa Clara, CA 95051    Parsippany, NJ 07054
Attn: General Counsel    Attn: Chief Operating Officer

b.Escalated Dispute Resolution. In the event that the Parties are unable to agree upon any disputes arising under this Agreement, including without limitation any claims of breach that may give rise to termination, the Parties’ relationship managers agree to negotiate in good faith to resolve any such disputes. If such negotiations and meetings do not resolve the dispute within [**] after notice

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of the dispute, then a senior executive from each Party will meet face to face within [**] or as mutually agreed between them to attempt to resolve such dispute. If the dispute is not resolved to the satisfaction of these executives within [**], then either Party may, subject to the provisions of this Agreement, pursue all available legal remedies. Notwithstanding the foregoing, either Party may seek temporary or injunctive relief with respect to any disputed matter without following the dispute resolution procedures set forth above.
c.Exhibits. The following Exhibits attached to this Agreement are deemed a part of this Agreement and incorporated by reference herein:

EXHIBIT A    PRODUCT
EXHIBIT B    FORECAST
EXHIBIT C    MEMORANDUM OF INSURANCE
EXHIBIT D    CONFIDENTIALITY AGREEMENT
EXHIBIT E    PRODUCT PRICING
EXHIBIT F    SPECIFICATION

d.Independent Contractors. The relationship of the Parties established under this Agreement is that of independent contractors and neither Party is a partner, employee, agent or joint venturer of or with the other.
e.Assignment. Except as otherwise provided in this Section 16(f), neither this Agreement nor any part hereof may be assigned or transferred by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent. Either Party shall have the right to assign this Agreement, without the other Party’s consent, to any Affiliate or in the event of a sale or transfer of the business as to which this Agreement relates, whether such sale or transfer occurs by merger, reorganization, asset and/or stock purchase, or by any other means, provided that the assignee agrees in writing to assume all of the assignor’s obligations under this Agreement. The assigning Party shall notify the non-assigning Party in writing as soon as possible of any sale or transfer of its business. Any assignment or purported assignment in violation hereof shall be void. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
f.Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (i) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any law refers to such law as from time to time enacted, repealed or amended; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision

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hereof; (iv) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import; and (v) all references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.
g.No Third Party Beneficiaries. No provisions of this Agreement are intended to confer or give, or will be construed to confer or give, to any person or entity other than Agilent and Customer any rights, remedies or other benefits under or by reason of this Agreement.
h.Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the Parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.
i.Hierarchy Of Documents. Unless otherwise specifically agreed to by the Parties, in the event of any conflict between the terms of this Agreement and its Exhibits, and a Purchase Order, the order of precedence is as follows: (i) the terms of this Agreement; (ii) its Exhibits; and (iii) the terms of the accepted Purchase Order. The Parties acknowledge and agree that the pre-printed provisions on any Purchase Order will be deemed deleted and of no effect whatsoever.
j.Entire Agreement. This Agreement together with the Quality Agreement and any Purchase Orders and Statements of Work constitutes the entire agreement between the Parties with respect to the subject matter hereof and subject to the following sentence, supersedes all prior communications, representations or agreements, whether oral or written, relating to the subject matter of this Agreement. For purposes of clarity, Agilent and Customer have entered into statements of work and purchase orders for manufacture and supply of the Product for commercial purposes before the Effective Date; the Parties agree that the manufacture and supply of commercial Product under those statements of work and purchase orders shall be governed by this Agreement. A breach of the Quality Agreement shall be deemed a breach of this Agreement. No modifications, amendments, or waiver of any term, condition or provision of this Agreement or any Purchase Order or Statement of Work will be binding on either Party unless in writing and signed by an authorized representative of each Party.
k.Governing Law. This Agreement is made under and will be construed in accordance with the laws of New York without giving effect to that jurisdiction's choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions processed under this Agreement.
l.Announcements. Neither Party shall make any public disclosure relating to this Agreement without the prior consent of the other Party, except as otherwise permitted under Article 14.
m.Subcontractors. Agilent shall not, without the prior written approval of Customer, subcontract or delegate its obligations under this Agreement or a Statement of Work. Agilent shall be responsible for ensuring that any approved subcontractor, including Agilent’s Affiliates, shall be subject to Agilent’s obligations contained in this Agreement or any applicable Statement of Work. Agilent shall be responsible for any breach of this Agreement by any subcontractors subject to Article 15.
n.Counterparts. This Agreement or any Purchase Order or a Statement of Work may be executed in counterparts each of which, when executed and delivered, shall be original, but all such counterparts shall constitute one and the same document. The Parties agree that signatures transmitted via portable document format (PDF) shall be deemed originals until originals replace such copies.

Execution Version

APPROVED AND AGREED TO:

AGILENT TECHNOLOGIES, INC.    IVERIC BIO, INC.

By:/s/ Brian Carothers        By: /s/ Glenn Sblendorio

Typed Name: Brian Carothers        Typed Name: Glenn Sblendorio

Title: VP NASD        Title: CEO

Date: 3/17/2023        Date: 3/17/2023

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EXHIBIT A

PRODUCT

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

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EXHIBIT E

PRODUCT PRICING

Pricing for the [**] Process will be as follows: $ [**] per Batch
Pricing for the [**] Process will be on a per gram basis to be agreed upon by the Parties following scale-up of such Process in an amendment to this Agreement.

Execution Version